Exhibit 10.17

Friday, December 18, 2015

PERSONAL AND CONFIDENTIAL

Quincy B. Troupe

117 Willowdale Avenue

Montclair, NJ 07042

Dear Quincy:

We are pleased to offer you the position of Senior Vice President, Supply Chain of The Boston Beer Company, Inc., reporting directly to me initially, but if the Company decides to add a Chief Operating Officer at some point in the future, reporting relationships could change. The following are the parameters of our offer:

•	Title: Senior Vice President, Supply Chain

•	Areas Of Responsibility: Initially breweries, engineering, safety, production quality, and scheduling. Potential additions of procurement and customer service/freight when initial areas are performing.

•	Anticipated Start Date: February 15, 2016

•	Base Annualized Salary: $350,000, payable in bi-weekly installments, subject to applicable payroll and withholding taxes.

•	Annual Bonus Potential: 50% of paid salary each calendar year. The bonus will be tied to Company Goals to be determined annually. Bonuses are paid on calendar year performance and you must be employed on December 31st of the applicable year to receive the bonus. Bonus multiplier of 1.5x is available for significant performance above Target.

•	Options Grant: You will be granted options for Class A Common Stock of The Boston Beer Company, Inc. valued at approximately $2,000,000 (estimated at the current stock price of ~$205 is approximately 21,000 shares). The Option will be granted on the third business day after the first release of quarterly financial results following the date on which you commenced full-time employment (next date would be on or about February 23, 2016). The number of shares will be determined based on the market price on the day prior to the date of grant and the per share exercise price will be that market price.

•	The options will vest on the following schedule:

•	20% vest on third anniversary of date of grant

•	20% vest on fourth anniversary of date of grant

•	20% vest on fifth anniversary of date of grant

Quincy B. Troupe

December 15, 2015

Offer Letter

•	20% vest on sixth anniversary of date of grant

•	20% vest on seventh anniversary of date of grant

•	The options have a ten-year life but expire ninety days after the end of employment. Details are in the attached form of the Option Agreement.

•	Compensation structure is determined and additional option grants are made at the discretion of the Company’s Board of Directors based on the recommendation of the Board’s Compensation Committee, as is the case with other Company senior officers. Discretionary option awards are generally granted effective January 1 each year and are based on Company and individual performance. Vesting of discretionary options is frequently both time- and performance-based. Due to the size of the initial grant in this offer, you should not expect any further awards to occur prior to January 1, 2018.

•	Restricted Stock: At the same time that you will receive your Option grant, you will be granted restricted stock in The Boston Beer Company, Inc. valued at $750,000. The actual number of shares to be granted will be determined based on the market price on the day prior to the date of grant.

•	The shares will vest one-third each year on the first, second and third anniversary of your date of grant.

•	Performance and Compensation Review: Your performance will be formally reviewed on an annual basis and any adjustment to compensation may require approval of the Compensation Committee. Adjustments generally take effect as of January 1.

•	Relocation: We understand that you do not wish to relocate at this time and will establish a home office in NJ and travel to our company locations. Such travel will be subject to the Company’s Travel & Expense Policy.

However, if and when you do decide to relocate, and provided you agree to the Company’s Relocation Payback guidelines included with this offer and the Company agrees to such relocation, the Company will provide you with the following relocation assistance to the Boston area or another mutually agreed-upon location:

•	Sale of Current Home - Reimbursement of third party agent commission up to 6%. Legal fees will be reimbursed (maximum of $2,000).

•	If you need to sell your home in order to relocate, the Company has a program which may, in some circumstances, provide you with some tax savings related to the transaction. When the time comes to place your house on the market, please do not contact or sign with a selling agent prior to discussing your home sale needs with the HR Department.

•	Boston Beer will not assume any liability or risk with respect to the sale of your home, including but not limited to, covering a negative equity position, guaranteed buy-out of property, etc.

Quincy B. Troupe

December 15, 2015

Offer Letter

•	Assistance in Purchasing New Residence—Purchase closing costs normally paid by the purchaser up to a maximum of 1% of the value of the loan. Mortgage loan points are not reimbursed.

•	Boston Beer will not assume any liability or risk in reference to the purchase of a new home, including but not limited to equity loans, advanced pay, etc.

•	Home Finding – reasonable number of trips for you and your spouse including food, lodging and transportation (utilizing the Company’s travel agency to the extent practicable).

•	Transportation to New Location – actual expenses incurred by using the most direct route for one trip (utilizing the Company’s travel agency to the extent practicable).

•	Temporary Housing – lodging up to 180 days.

•	Movement of Household Goods – moving company will pack and move ordinary household goods, and two (2) vehicles.

•	Storage – storage of household goods up to 60 days.

•	Settling-in Allowance – reimbursement of actual out of pocket expenses incurred during your move, including but not limited to application fees, driver’s license fee, car registration fees and utility hook-up fees.

•	Paid Time Off (PTO): During the first two (2) years of your employment, in addition to 10 company holidays, you will be eligible for seventeen (17) PTO days per year, accruing at 2.62 hours / week, which will be pro-rated during your first year of employment. On your second anniversary, you will be eligible for twenty-two (22) PTO days per year, accruing at 3.38 hours / week. You will begin accruing PTO immediately, and we encourage you to take all of this time within the calendar year in which accrued.

•	Benefits: You will be eligible to participate in the Company’s medical and dental programs upon your first day of employment with us. You will be eligible to participate in our 401(k) plan at the beginning of the month following your start date. Enclosed you will find a more detailed description of our benefits package and payroll information. You should complete the enclosed forms and send them to Ai-Li Lim, VP of Human Resources, at the above address prior to your first day of employment with us. If you have specific questions regarding your benefits, you may contact Ai-Li directly at. Please note — it is imperative that you provide I-9 documentation to Ai-Li on or before your first day so we are able to add you to our payroll system. Failure to do so may delay your first paycheck.

•	Employment Agreement: Enclosed are two (2) copies of an Employment Agreement, which includes, among other provisions, an agreement to protect the Company’s proprietary and confidential information and a covenant not to compete. This offer is contingent on your signing the Employment Agreement prior to your start date. Please sign both copies and send to Ai-Li Lim. You will receive a fully-executed copy of the agreement for your files after your start date.

Quincy B. Troupe

December 15, 2015

Offer Letter

•	At-Will Employment: Your employment is, and will at all times remain, at will, meaning that you or the Company may terminate your employment at any time, with or without cause, for any reason or for no reason. It also means that, if your employment is terminated by the Company, you have no legal entitlement to severance pay. By accepting our offer of employment you confirm that you understand your at-will status.

Please note that at this level, your compensation, equity grants, and biographical information may be disclosed publicly in our proxy statement and other public documents filed with the Securities and Exchange Commission. Also, all aspects of your compensation may be subject to Compensation Committee review and approval from time to time. The Company has also established claw-back provisions to recover executive compensation not earned.

All employees are expected to abide by our Code of Ethics and Business Conduct and Insider Trading Policy (copies of which are enclosed), and such other policies as may be adopted from time to time by the Company.

Please indicate your acceptance of this offer by signing one copy of this letter and returning it to Ai-Li Lim by fax at or by mail at the above address. This offer is valid until January 4, 2016 and is contingent upon our receipt of satisfactory background and reference checks, as well as your signing the Employment Agreement in the form enclosed with this letter.

Quincy, we are delighted to extend this offer and hope you decide to join us. I look forward to working with you as together we grow this company.

Best regards,

/s/ Martin F. Roper

Martin Roper

President and CEO

Enc.	Form of Option Agreement

Form of Restricted Stock Agreement

Employee Equity Incentive Plan (EEIP) Disclosure Statement

Employment Agreement (2 copies)

Code of Ethics and Business Conduct

Insider Trading Policy

Corporate Governance Guidelines

Benefits Guide

Relocation Approval Payback Form

Relocation Survey Form

cc:	Jim Koch

Bill Urich

Ai-Li Lim

Quincy B. Troupe

December 15, 2015

Offer Letter

Accepted and agreed to:

/s/ Quincy B. Troupe	December 24, 2015
Quincy B. Troupe	Date

This document should not be misconstrued as a contract.

This is an offer for employment at will.